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                                                                   Exhibit 10.19

                 [LETTERHEAD OF CATALYTICA COMBUSTION SYSTEMS]

August 29, 2000


Mr. Dennis S. Riebe
7128 North 15th Street
Phoenix, Arizona 85020

Dear Dennis:

Dennis, I am very pleased to offer you the position of Chief Financial Officer for Catalytica Combustion Systems Inc. (CCSI). As we have discussed, this is an extremely critical position in the future of CCSI, one in which you can make a major contribution to its success. I know you are capable of providing the administrative and executive leadership that CCSI needs at this stage of its development. Ricardo, Larry and Jack all share this belief and they are excited about the prospects of you joining the company.

You will be headquartered in Phoenix and any business expenses associated with business travel and lodging in Mountain View will be expensed.

The information below summarizes the terms of the offer.

Compensation

Your salary will be $13,750 per month, which annualizes to $165,000. Beginning in the year 2001, you will be eligible for an annual bonus opportunity at a target of 22.5% of your salary. For the remainder of 2000 we will guarantee you a bonus of $5,000 provided you are an active employee on 12/31/00. Dennis, please recognize that future bonus awards are not guaranteed, they will be based on company and individual performance. You will also be eligible for options for 5,000 shares of CCSI stock priced shortly after the CCSI "spin out". These options vest over 4 years.

Note: Dennis, your next merit increase will be March of 2002 consistent with our annual compensation process.

Benefits

Effective upon your date of hire, you and your eligible dependents will be covered under the Catalytica, Inc./CCSI health (medical, dental, vision and prescription drugs), long term disability, and life insurance plans. We are also likely to initiate an Employee Stock Purchase Plan in which you will be eligible. In addition, starting the first of the month after you have completed three months service, you will be eligible to participate in the 401(k) retirement plan that includes a 60% match (up to 6% of your contribution). You will be eligible for 4 weeks paid vacation, 11 holidays and sick time earned on an accrual basis from your date of hire.

This offer is contingent on acceptable results of a pre-employment drug-screening test. Catalytica must receive results of the drug test before any start date. Please contact Regina Machado at (650) 940-6323 to make the appropriate arrangements.

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Mr. Dennis S. Riebe
August 29, 2000
Page Two


Dennis, we look forward to you becoming a key member of the Catalytica Combustion Systems executive team. Please indicate your acceptance of this offer by signing below and returning the original to me.


Sincerely yours,

/s/ Craig Kitchen

Craig Kitchen
Chief Executive Officer



I accept the offer of employment with Catalytica Combustion Systems Inc., described in this letter. I understand that this letter is not a contract of employment.

/s/ Dennis S. Riebe                                  8-31-00
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    Dennis S. Riebe                                    Date